================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      SPELLING ENTERTAINMENT GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       SPELLING ENTERTAINMENT GROUP INC.
            5700 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90036

                            -----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997

                            -----------------------


     You are cordially invited to attend the Annual Meeting of Shareholders of Spelling Entertainment Group Inc. (the "Company") which will be held at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Champagne Room, Beverly Hills, California, at 11:30 a.m., Pacific Time, on May 21, 1997, for the following purposes and to transact such other business as may properly come before the Annual Meeting:

     Proposal 1.   To elect directors.

     Proposal 2.   To consider and vote upon a proposal to increase the number of shares subject to the 1994 Stock Option Plan.

     Only shareholders of record at the close of business on March 25, 1997 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. A list of such shareholders will be available for examination by any shareholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 5700 Wilshire Boulevard, Los Angeles, California, for a period of ten days prior to the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.


                                        SALLY SUCHIL
                                         Secretary

Los Angeles, California
April 11, 1997

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                         PROXY AND RETURN IT PROMPTLY.

                       SPELLING ENTERTAINMENT GROUP INC.

                            -----------------------

                                PROXY STATEMENT

                            -----------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Spelling Entertainment Group Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Champagne Room, Beverly Hills, California, at 11:30 a.m., Pacific Time, on May 21, 1997, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors and for an increase in the number of shares subject to the 1994 Stock Option Plan and on other matters properly presented for a vote, in accordance with the judgment of the persons acting under the proxies. If for any reason (which the Board of Directors does not expect) a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors. Any shareholder giving a proxy has the power to revoke it any time before it is voted, by giving written notice to the Secretary of the Company at the address below so that it is received no later than the closing of the polls at the Annual Meeting, or by attending the Annual Meeting in person and voting, or by executing a later-dated proxy delivered prior to the closing of the polls at the Annual Meeting.

     The Company's executive offices are located at 5700 Wilshire Boulevard, Los Angeles, California 90036 (telephone 213-965-5700). Proxy materials are being mailed to shareholders beginning on or about April 11, 1997.


                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only shareholders of record at the close of business on March 25, 1997 (the "Record Date"), are entitled to vote at the Annual Meeting. The only voting stock of the Company outstanding is its common stock, $.001 par value per share (the "Common Stock"), of which 90,735,197 shares were outstanding of record as of the close of business on March 25, 1997. Each share of Common Stock issued and outstanding is entitled to one vote on each matter to be presented at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting, who will also determine whether or not a quorum is present. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to a particular matter will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter, and directions to "withhold authority" to vote for directors, will be considered voted shares, and will count for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present, broker non-votes and abstentions will not be considered present at the Annual Meeting and will have no effect on the voting for the election of directors.

     As of the Record Date, Viacom Inc. ("Viacom") was the beneficial owner of approximately 67,673,700 shares of Common Stock representing approximately 76% of the outstanding shares. Viacom has advised the Company of its intention to vote such shares in favor of the below listed nominees for directors and in favor of Proposal No. 2. Such action by Viacom is sufficient to elect such directors and approve Proposal No. 2 without any action on the part of any other holder of Common Stock.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     By resolution of the Board of Directors of the Company, the number of directors constituting the Board is set at five directors. Proxies may not be voted for more than five persons. In the election of directors, shareholders do not have cumulative voting rights.

     The persons named below have been designated by the Board as nominees for election as directors for terms expiring at the Company's Annual Meeting of Shareholders in 1998. All nominees are currently serving as directors.

     SUMNER M. REDSTONE, age 73, has been Chairman of the Board since January 1996 and has been a Director of the Company since November 1994. Mr. Redstone has served as Chairman of the Board of Viacom since June 1987 and as a member of its Board since 1986. He has served as President, Chief Executive Officer of National Amusements, Inc. ("NAI") since 1967 and as Chairman of the Board of NAI since 1986. He served as the first Chairman of the Board of the National Association of Theater Owners, and is currently a member of the Executive Committee of that organization. In October 1996, Mr. Redstone was appointed by President Clinton to the position of Chairman of the Corporate Commission on Education Technology whose mission is to advance the quality of education in the United States through the use of technology. The Commission comprises chief executive officers from leading media and telecommunications companies. Since 1982, Mr. Redstone has been a member of the faculty of Boston University Law School, where he has lectured in entertainment law, and since 1994, he has been a Visiting Professor at Brandeis University.

     AARON SPELLING, age 74, has been Vice Chairman of the Board of the Company since April 1993 and a Director since October 1992. Mr. Spelling also serves as the Chairman of the Board and Chief Executive Officer of Spelling Television Inc. Mr. Spelling's career includes involvement as a writer, creator and producer of over 100 movies-for-television and over 30 television series including "The Danny Thomas Hour," "The Guns of Will Sonnett," "The Mod Squad," "Charlie's Angels," "The Rookies," "Starsky & Hutch," "Hart to Hart," "Fantasy Island," "Family," "The Love Boat," "Vegas," "Matt Houston," "Hotel," "Dynasty," "The Colbys," "Beverly Hills, 90210," "Melrose Place" and "Savannah," encompassing more than 3,000 hours of television programming over more than 30 years .

     PHILIPPE P. DAUMAN, age 43, has been a Director of the Company since November 1994. Mr. Dauman has served as Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Viacom since March 1994 and as Deputy Chairman of the Board of Viacom since January 1996. From February 1993 to March 1994, Mr. Dauman served as Senior Vice President, General Counsel and Secretary of Viacom. Prior thereto, Mr. Dauman was a partner in the law firm of Shearman & Sterling in New York, which he joined in 1978. Mr. Dauman also serves on the Board of Directors of Viacom and NAI.

     THOMAS E. DOOLEY, age 40, was elected a Director of the Company in April 1996. Mr. Dooley has served as Executive Vice President - Finance, Corporate Development and Communications of Viacom since March 1994 and as Deputy Chairman of the Board of Viacom since January 1996. From July 1992 to March 1994, Mr. Dooley served as Senior Vice President, Corporate Development of Viacom. From August 1993 to March 1994, he also served as President, Interactive Television of Viacom. Prior thereto, he served as Vice President, Treasurer of Viacom since 1987. Mr. Dooley also serves on the Board of Directors of Viacom and StarSight Telecast, Inc.

     JOHN L. MUETHING, age 75, has been a Director of the Company since October 1992. He has been, for more than seven years, Of Counsel to the law firm of Keating, Muething & Klekamp, located in Cincinnati, Ohio.


             PROPOSAL 2.  APPROVAL OF AN INCREASE IN THE NUMBER OF
                  SHARES SUBJECT TO THE 1994 STOCK OPTION PLAN

REASONS FOR THE PROPOSAL

     On May 18, 1994, the shareholders of the Company approved the Company's 1994 Stock Option Plan (the "1994 Plan") which permits the Company to grant options to acquire up to 4,500,000 shares of Common Stock. As of March 25, 1997 an aggregate of 4,080,872 shares had been issued or were reserved for issuance pursuant to options which have been granted pursuant to the 1994 Plan. Consequently, options to acquire only 347,338 additional shares may be granted under the 1994 Plan. (The Company's 1987 Stock Option Plan will expire on April 13, 1997; the Company has no other outstanding stock option plans.) For the reasons set forth below, the Board has authorized seeking shareholder approval of an increase in the number of shares covered by the 1994 Plan from 4,500,000 to 9,500,000.

     The Board of Directors believes that stock options are an essential component of the Company's compensation program. The availability of stock options is critical to attracting and retaining highly motivated employees in the competitive entertainment industry. Stock options align the interests of the Company's senior executives and other key employees and consultants with the interests of the shareholders. The Board of Directors believes it is important to have available a form of incentive compensation which rewards such persons based upon the Company's long-term performance. Moreover, with options granted under the 1994 Plan generally vesting over a four year period, stock options provide an incentive which promotes loyalty and long term commitment to the Company. Therefore, the Board of Directors believes it is important to increase the number of shares which may be granted pursuant to the 1994 Plan in order to continue to be able to provide stock options as a form of incentive compensation.

     On September 9, 1996, the Board of Directors granted options to acquire 1,607,500 shares to certain employees, subject to shareholder approval of an increase in the number of shares under the 1994 Plan. Accordingly, if Proposal No. 2 is approved, such grants shall become binding upon the Company with 25% of such options vesting on January 1, 1998. For further information regarding such grants, see Executive Compensation Table, Summary Compensation Table, Stock Option Grant Table and the Report of the Compensation Committee on Executive Compensation.

     The 1994 Plan permits grants at less that fair market value. Therefore, an increase in the number of shares subject to the 1994 Plan could result in dilution of existing shareholders if all or a portion of such shares are issued pursuant to grants at less than fair market value. Historically, the Company has not granted options at less than fair market value to any officers, directors or employees of the Company. Below market grants have been used solely for certain unusual situations; of the 4,408,971 options granted under the 1994 Plan to date, only 367,500 have been at less than fair market value and none of these grants were made to officers, directors or employees of the Company.

DESCRIPTION OF THE 1994 PLAN

     The following summary of the 1994 Plan is qualified in its entirety by reference to the complete text of the 1994 Plan which is attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meaning set forth in the 1994 Plan.

     Awards. The 1994 Plan provides for the issuance of options to employees, directors and independent contractors of the Company and its subsidiaries ("Eligible Persons"). To date, approximately 80 persons have been granted options which are currently outstanding under the 1994 Plan. No individual may receive options to purchase more than 27% of the total number of options granted under the 1994 Plan. The options granted are intended to be non-qualified options under the Internal Revenue Code (the "Code").

     Shares Available for Issuance. The maximum number of shares of Common Stock that may be issued pursuant to option exercises under the 1994 Plan is 4,500,000. If the shareholders approve Proposal No. 2, then the maximum number of shares which may be issued pursuant to the 1994 Plan will be 9,500,000. Common Stock issued pursuant to the 1994 Plan may consist of shares that are authorized but unissued, previously issued shares reacquired by the Company, or both. If an option is forfeited, cancelled, terminated or expires prior to the end of the period during which such option may be exercised, the shares of Common Stock underlying such option shall be available for future grants of options. Previously owned shares that are tendered by an optionee to pay the exercise price of an option shall not be counted towards the number of shares available for issuance.

     Granting of Options; Administration. Options may be granted by the Board of Directors or by a duly appointed Committee comprised of not less than two non-employee directors. The Board or the Committee, as the case may be, has the exclusive authority to determine the Eligible Persons to whom options shall be granted and, subject to the terms of the 1994 Plan, has the authority to fix a vesting schedule, the exercise price and other terms related to the options. The Board (or the Committee) has exclusive authority to interpret the 1994 Plan and may amend or discontinue the 1994 Plan, provided that no amendment shall be effective without shareholder approval if shareholder approval is required by
Section 162(m) of the Code or by the rules of the New York Stock Exchange (the "NYSE") or such other stock exchange where the shares of the Company's stock may be traded at the time of the proposed amendment. The Company has agreed to indemnify members of the Board (or Committee) with respect to their conduct in administering the 1994 Plan except in cases where a member has been adjudged liable for negligence or misconduct.

     Duration of Options; Vesting Period. Options may be granted for terms of not less than five nor more than ten years. Generally, options become exercisable with respect to 25% of the total number of shares subject to the option twelve months after the date of its initial grant and with respect to an additional 25% at the end of each twelve month period thereafter during the succeeding three years. Notwithstanding the foregoing, the Board or the Committee may in its discretion alter the vesting schedule, accelerate exercisability of an option or any part thereof or extend the expiration of an option, provided that no such extension shall result in an option being outstanding for more than ten years.

     Exercise of Option. The Board or the Committee shall fix the exercise price which shall not be less than 50% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be by means of cash or by check or, if so approved by the Board or the Committee, in such other manner as determined by the Board or the Committee in order to facilitate the exercise of the option. If approved by the Board or Committee, an optionee may, at the time of exercise, provide irrevocable written instructions to a brokerage firm selected by the optionee to effect immediate sale of the shares acquired upon exercise and remit to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the aggregate option price plus any applicable taxes to be withheld by the Company in connection with such purchase.

     Transferability. Options granted under the 1994 Plan are not transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined in applicable federal law).

     Expiration of Awards. The 1994 Plan provides that vested options will remain exercisable until the earliest to occur of (i) the expiration of the term for which the option was granted; (ii) sixty days after termination of employment or consultative relationship with the Company for any reason other than death or permanent and total disability; and (iii) three years after termination of employment or consultative relationship with the Company as a result of death or permanent and total disability. The Board of Directors or the Committee may extend the period during which an option shall remain exercisable and may extend the period during which vesting may occur if an optionee's employment or consultative relationship is terminated for any reason, provided that, no such extension shall be for a period greater than the original term of the option.

     Acceleration. The Board or the Committee, in its discretion, has the right to accelerate previously granted and unvested options upon the occurrence of any of the following: (i) a tender offer for a majority of the outstanding shares of Common Stock of the Company; (ii) any proposed sale or conveyance of all or substantially all of the assets of the Company; (iii) any proposed consolidation or merger of the Company unless the Company is the surviving corporation;

or (iv) commencement of any "going private" transaction subject to Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Adjustments. The number of shares subject to the 1994 Plan and the exercise price applicable to outstanding options granted thereunder shall be adjusted in the event of any stock dividend, stock split, merger, consolidation or reorganization or other relevant change in the capitalization of the Company. The adjustment shall be proportional in the event of a stock dividend or stock split; upon the occurrence of another event requiring adjustment, the Board of Directors or the Committee shall make such equitable adjustments as it deems appropriate.

     Termination. Unless earlier terminated, the 1994 Plan will terminate on February 14, 2004.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES SUBJECT TO THE 1994 PLAN FROM 4,500,000 TO 9,500,000.

EXECUTIVE OFFICERS

     Set forth below is information regarding those persons who serve as executive officers of the Company, but who do not serve as directors of the Company.

     PETER H. BACHMANN, age 39, has been Executive Vice President, Office of the President of the Company since October 1994. From August 1993 to October 1994, he served as Senior Vice President-Business and Legal Affairs of the Company and of Spelling Television Inc. From June 1987 to August 1993, Mr. Bachmann served in various executive positions at Imagine Films Entertainment, Inc., most recently as Executive Vice President, Business Affairs.

     WILLIAM P. CLARK, age 42, has been Senior Vice President and Chief Financial Officer of the Company since November 1996. From October 1989 to November 1996, Mr. Clark was with Walt Disney Studios, most recently as Senior Vice President, Finance, as well as holding other finance positions. From 1987 to 1989, Mr. Clark served as Senior Vice President of THC, a financial services company. From 1979 to 1987, he served in various senior-level finance positions in the Corporate, International Records and Entertainment divisions of CBS, Inc. and has held positions in public accounting and financial services since 1976.

     JAMES J. MILLER, age 37, has been Vice President and Controller of the Company since January 1997. Mr. Miller served as Vice President and Controller/Acting Chief Financial Officer of Silver King Communications, Inc. from July 1996 to December 1996. Prior thereto, he served in a Vice President, Controller of Savoy Pictures, Inc. from November 1993 to July 1996. From July 1989 to October 1993, he served as Manager, Financial Reporting and then as Manager, Studio Finance and Planning with Walt Disney Pictures. He also served in various accounting positions with KPMG Peat Marwick and Rhino Records, Inc. from November 1984 to July 1989.

     SALLY SUCHIL, age 46, has been Senior Vice President, General Counsel and Secretary of the Company since January 1995. Ms. Suchil served as Senior Vice President and Assistant General Counsel of Metro-Goldwyn-Mayer Inc. ("MGM") from June 1992 to December 1994. Prior thereto, she served as Senior Vice President-Corporate Legal Affairs of MGM from July 1991 to June 1992, and Vice President-Corporate Legal Affairs of MGM from 1986 to July 1991.

     Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission"), the NYSE and the Pacific Exchange. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that in 1996 and through the date of this Proxy Statement, all
Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent shareholders were complied with.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information concerning the Common Stock of the Company beneficially owned by each director, each Named Officer in the Summary Compensation Table below, each person (or group) known to the Company to beneficially own more than five percent of the outstanding Common Stock, and the directors and executive officers as a group on April 1, 1997, is shown in the following table:


                                                                               Number of Shares
                                                                                of Common Stock              Percent
     Name of Director, Executive Officer or Shareholder                      Beneficially Owned (l)         of Class
     --------------------------------------------------                      ----------------------         --------
     Sumner M. Redstone..............................................           69,010,850/(2)(3)/              76%
     Aaron Spelling..................................................              654,750/(4)(5)/               *
     Philippe P. Dauman..............................................                   -- /(6)/                 *
     Thomas E. Dooley................................................                   -- /(6)/                 *
     J. Brian McGrath/(7)/...........................................                5,000                       *
     John L. Muething................................................                2,000/(8)/                  *
     Peter H. Bachmann...............................................              196,850/(9)/                  *
     William P. Clark................................................                   --                       *
     James J. Miller.................................................                   --                       *
     Sally Suchil....................................................               25,000/(9)/                  *
     Steven R. Berrard/(10)/.........................................                   --                       *
     Thomas P. Carson/(11)/..........................................              191,000/(9)/                  *
     Kathleen Coughlan/(12)/.........................................               50,000/(9)/                  *
     Viacom Inc......................................................           69,010,850/(13)/                76%
     All directors and executive officers
      as a group (13 persons)........................................           69,709,965/(5)(9)(13)/          77%

_______________________
*    Less than one percent of the class of securities

(1) Unless otherwise indicated, each holder named has sole voting and investment power with respect to the shares of Common Stock owned by such holder.

(2) Consists of shares of Common Stock owned by Viacom. NAI owns approximately 67% of Viacom's Class A Common Stock and approximately 18% of Viacom's Class B Common Stock. Mr. Redstone is the controlling shareholder of NAI and is its Chairman of the Board, President and Chief Executive Officer.

(3) Includes 1,337,148 shares of Common Stock which may be acquired by Viacom pursuant to a warrant converted to a right to acquire shares of Common Stock.

(4)  Of this amount, 48,500 shares are held jointly with his wife.

(5) Includes 606,250 shares of Common Stock which may be acquired within 60 days of April 1, 1997 by Mr. Spelling upon exercise of stock options.

(6) Does not include any shares of Common Stock beneficially owned by Viacom. (See "Election of Directors.")

(7) Mr. McGrath does not intend to seek re-election as a director of the Company.

(8)  Held jointly with his wife.

(9) Consists of shares of Common Stock which may be acquired within 60 days of April 1, 1997 upon exercise of stock options.

(10) Mr. Berrard resigned as President and Chief Executive Officer, and as a Director, of the Company in March 1996.

(11) Mr. Carson resigned as Executive Vice President, Office of the President, Chief Financial Officer and Treasurer of the Company in August 1996.

(12) Ms. Coughlan resigned as Senior Vice President - Corporate Controller of the Company in December 1996.

(13) Includes shares of Common Stock owned by Viacom and attributed to Mr. Redstone.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has, pursuant to its powers, designated several committees of the Board, including an Audit Committee, Compensation Committee and Nominating Committee, the functions and membership of which are described below.

     The Audit Committee is responsible for certain financial affairs of the Company and its subsidiaries, including the selection of the Company's auditors, the review of the adequacy of internal controls and reporting, and the performance of any other duties or functions deemed appropriate by the Board. The Compensation Committee is responsible for the matters discussed under the heading "Report of the Compensation Committee" set forth below. The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies as they occur. The Nominating Committee will consider persons brought to its attention by officers, directors and shareholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, to the attention of the Secretary of the Company. Messrs. Dooley, McGrath and Muething are currently members of the Audit Committee and the Nominating Committee; Messrs. Dauman, Muething and McGrath are currently members of the Compensation Committee. During 1996, the Compensation Committee met four times; the Audit Committee met one time; and the Nominating Committee did not hold a meeting. In addition, a Special Committee of the Board, consisting of the independent directors, Messrs. McGrath and Muething, met or took action by unanimous written consent seven times during 1996 to consider the previously proposed acquisition of Virgin Interactive Entertainment Inc. ("VIE") by Viacom, as well as a services agreement between Viacom New Media ("VNM") and VIE.

     During 1996, the Board of Directors took action by unanimous written consent on four occasions and held four Board meetings. Each director attended all of the meetings held by the Board of Directors and the committee(s) thereof on which each such director served.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for services rendered in all capacities to the Company for the years ended December 1996, 1995 and 1994, of those persons who were (i) the Company's Principal Executive Officer during 1996 and (ii) certain executive officers of the Company during 1996 (such persons being referred to herein collectively as the "Named Officers").

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                                                    Long-Term
                                                  Annual  Compensation                             Compensation
                                                  --------------------                             ------------
                                                                                                    Securities
                                                                                Other Annual       Underlying      All Other
  Name and Principal Positions        Year         Salary          Bonus       Compensation/(a)/     Options      Compensation
--------------------------------   ----------   -------------   ------------   -----------------   ------------   ------------

Steven R. Berrard/(b)/                   1996     $150,000/(c)/   $       --        $      --             --       $      --
  President and Chief                    1995      300,000/(c)/           --               --             --              --
  Executive Officer                      1994      200,000/(c)/           --               --             --              --

Peter H. Bachmann                        1996      492,308           175,000/(d)/          --        250,000/(e)/      6,750/(f)/
  Executive Vice President,              1995      398,077           166,250            3,000             --           6,750/(f)/
  Office of the President                1994      281,250           150,000            6,000        260,000           3,780/(f)/

Thomas P. Carson/(g)/                    1996      492,308           192,500/(d)/          --             --           6,750/(f)/
  Executive Vice President,              1995      398,077           166,250            3,000             --           6,750/(f)/
  Office of the President                1994      289,424           150,000            6,000        200,000              --
  Chief Financial Officer
  and Treasurer

William P. Clark                         1996       40,385            35,000/(d)/          --         50,000              --
  Senior Vice President
  and Chief Financial Officer

Kathleen Coughlan/(h)/                   1996      224,884                --               --         40,000/(e)/     41,750/(i)/
  Senior Vice President -                1995      208,654            63,000            3,000             --           6,750/(f)/
  Corporate Controller                   1994      168,270            52,500            6,000         65,000              --

Sally Suchil                             1996      249,039            55,000/(d)/          --         40,000/(e)/      6,750/(f)/
  Senior Vice President,                 1995      196,154            70,000            3,000         40,000           4,505/(f)/
  General Counsel and
  Secretary

_______________
(a)  Amount accrued under a Company profit sharing plan.
(b) Mr. Berrard resigned as President and Chief Executive Officer of the Company in March 1996.
(c) Represents amounts (as defined below) allocable to Mr. Berrard's services to the Company in 1996, 1995 and 1994, respectively, which amounts were charged to the Company by Blockbuster (see "Certain Transactions").
(d) Bonuses were paid in February 1997 in respect of services performed in 1996.
(e) Includes options granted subject to shareholder approval in the amount of 125,000, 20,000 and 20,000 for Mr. Bachmann, Ms. Coughlan and Ms. Suchil, respectively. See Proposal No. 2.
(f)  Company contribution under the 401(k) Savings Plan.
(g) Mr. Carson resigned as Executive Vice President, Office of the President, Chief Financial Officer and Treasurer of the Company in August 1996.
(h) Ms. Coughlan resigned as Senior Vice President - Corporate Controller of the Company in December 1996.
(i) Amount represents the Company contribution under the 401(k) Savings Plan and a one time payment of $35,000.

STOCK OPTION GRANT TABLE

     Set forth below is information with respect to grants of stock options during the fiscal year ended December 31, 1996, to the Named Officers. All such options were granted with an exercise price equal to the market value of the underlying Common Stock on the date of the grant. Stock appreciation rights are not available under the Company's stock option plans.

                             OPTION GRANTS IN 1996
                             ---------------------


                                                                                                      Potential Realizable
                                          Individual Grants                                             Value at Assumed
                                 ----------------------------------                                   Annual Rates of Stock
                                    Number of          % of Total                                    Price Appreciation for
                                    Securities      Options Granted                                        Option Term
                                   Underlying         to Employees      Exercise     Expiration    ---------------------------
                                 Options Granted(1)  in Fiscal Year       Price         Date           5%               10%
                                 ---------------    ---------------     ---------    ----------    ----------       ----------
Steven R. Berrard............             --               --                 --            --             --            --
Peter H. Bachmann............        250,000/(2)/        6.68%/(2)/       $7.250      09/09/06     $1,139,872/(2)/  $2,888,658/(2)/
Thomas P. Carson.............             --               --                 --            --             --               --
William P. Clark.............         50,000             1.33%             7.125      11/04/06        224,044          567,771
Kathleen Coughlan............         40,000/(2)/        1.06%/(2)/        7.250      09/09/06        182,379/(2)/     462,185/(2)/
Sally Suchil.................         40,000/(2)/        1.06%/(2)/        7.250      09/09/06        182,379/(2)/     462,185/(2)/

-----------

(1)  Grant vests in equal amounts over a period of four years.
(2) Includes options subject to shareholder approval in the amount of 125,000, 20,000 and 20,000 for Mr. Bachmann, Ms. Coughlan and Ms. Suchil, respectively. See Proposal No. 2.

     As required by the Commission, the dollar amounts in the last two columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation, if any, of the Common Stock. The closing price of the Common Stock on April 1, 1997 was $6.00.

STOCK OPTION EXERCISES AND YEAR-END HOLDINGS

     The following table sets forth certain information pertaining to stock options (i) exercised during the fiscal year ended December 31, 1996 and (ii) held as of December 31, 1996 by the Named Officers. The Company has no plans pursuant to which stock appreciation rights may be awarded.

     AGGREGATED OPTION EXERCISES IN 1996 AND FISCAL YEAR END OPTION VALUES
     ---------------------------------------------------------------------


                                                                 Number of Unexercised            Value of Unexercised
                                                                       Options at                In-The-Money Options at
                                                                   December 31, 1996              December 31, 1996/(1)/
                                  Shares Acquired    Value     -----------------------------   ---------------------------
   Named Officers                   On Exercise     Realized   Exercisable     Unexercisable   Exercisable   Unexercisable
                                  ---------------   --------   -----------     -------------   -----------   -------------
Peter H. Bachmann............            --            --       165,600           364,400/(2)/   $    --        $31,250
Thomas P. Carson.............            --            --       191,000           109,000          9,375          3,125
William P. Clark.............            --            --            --            50,000             --         12,500
Kathleen Coughlan............            --            --        32,500            72,500/(2)/        --          5,000
Sally Suchil                             --            --        10,000            70,000/(2)/        --          5,000
-----------

(1) The closing price of the Company's Common Stock on December 31, 1996 was $7.375.
(2) Includes options subject to shareholder approval in the amount of 125,000, 20,000 and 20,000 for Mr. Bachmann, Ms. Coughlan and Ms. Suchil, respectively. See Proposal No. 2.

DIRECTOR COMPENSATION

     Each member of the Board (excluding Messrs. Dauman, Dooley and Redstone) is currently paid an annual fee of $15,000 plus $750 for each meeting attended, including committee meetings. Messrs. McGrath and Muething each were paid a retainer fee of $10,000 for their services on the Special Committee in 1996.

EMPLOYMENT CONTRACTS

     Pursuant to an Employment Agreement dated as of May 1, 1996 (the "Employment Agreement"), Aaron Spelling is employed as Vice Chairman of the Board of the Company and as Chairman of the Board and Chief Executive Officer of Spelling Television Inc. and is entitled to serve as Executive Producer or Producer of substantially all television programs and films (as he may elect) produced by the Company or its production subsidiaries. Mr. Spelling's Employment Agreement extends through April 30, 1998, with a mutual option between Mr. Spelling and the Company to renew for one additional year. As compensation for the performance of his obligation under the agreement, Mr. Spelling receives an annual base salary of $1,400,000 for the first year and $1,550,000 for the second year, with an option to renew for a third year commencing on May 1, 1998 at an annual salary of $1,700,000. As compensation for serving as an Executive Producer or Producer, Mr. Spelling receives certain producer fees (see "Certain Transactions").

     Mr. Spelling has the right to terminate the Employment Agreement effective upon seven (7) days' written notice in the event that the Company materially breaches its obligations under the Employment Agreement or upon certain circumstances involving a change of control of the Company. If such termination is premised solely on a change in control, the Company has the right to retain Mr. Spelling as a consultant for a period of time thereafter. Compensation for such consulting services would be based on a percentage of the compensation that Mr. Spelling would have received but for termination of the Employment Agreement. If Mr. Spelling terminates the Employment Agreement based on a material breach by the Company, Mr. Spelling has the right to cease providing services and receive a lump sum payment equal to the present value of his base salary for the remainder of the term, as well as service fees payable in accordance with a formula provided in the Employment Agreement. In addition, Mr. Spelling was also granted 75,000 stock options. In the event the Company is sold or taken private, any outstanding and unvested stock options he holds will become immediately exercisable.

     The Company has a three-year employment agreement with Peter H. Bachmann, dated as of September 26, 1994, wherein he is employed as Executive Vice President, Office of the President at an annual salary of $375,000. His salary increased to $475,000 on September 30, 1995 and increased to $550,000 on September 30, 1996. In addition, Mr. Bachmann received a $25,000 bonus upon execution of his agreement. Further, he is entitled to receive, at the Company's discretion, incentive compensation up to 35% of his salary based on the Company's performance and his individual performance. Mr. Bachmann was also granted 160,000 stock options vesting one-third each year over the term of the agreement. However, if the Company engages in a going private transaction (a "Rule 13e-3 transaction"), any outstanding options become immediately exercisable one day prior to the closing of such transaction.

     The Company has an agreement with William P. Clark, dated as of November 4, 1996, which terminates on November 3, 1999. Pursuant to such agreement, Mr. Clark is employed as Senior Vice President and Chief Financial Officer at an annual salary of $300,000 during the first year of the agreement, $325,000 during the second year of the agreement and $350,000 during the third year of the agreement. Mr. Clark is also entitled to receive a bonus at the Company's discretion. He was also granted 50,000 stock options vesting 25% each year over the term of the agreement.

     The Company has an agreement with James J. Miller, dated as of January 6, 1997, which terminates on January 5, 1999. Pursuant to such agreement, Mr. Miller is employed as Vice President and Controller at an annual salary of $160,000 during the first year of the agreement and $175,000 during the second year of the agreement. The Company also has an option to renew the agreement for one additional year at an annual salary of $190,000. Mr. Miller is also entitled to receive a bonus at the Company's discretion. Mr. Miller's employment agreement provides that he shall be granted stock options, subject to approval of Proposal No. 2, vesting 25% each year over the term of the agreement.

     The Company has an agreement with Sally Suchil, dated as of January 1, 1995, which terminates on December 31, 1997. Pursuant to such agreement, Ms. Suchil is employed as Senior Vice President, General Counsel and Secretary of the Company at an annual salary of $200,000 during the first year of the agreement and $250,000 during the second and third years of the agreement. Ms. Suchil is also entitled to receive a bonus at the Company's discretion. She was also granted 40,000 stock options vesting 25% each year over the term of the agreement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors at April 1, 1997 consisted of three directors: Philippe P. Dauman, J. Brian McGrath (Chairman) and John L. Muething. The Compensation Committee's functions include reviewing and recommending compensation arrangements for executive officers of the Company and administering the Company's stock option plans, including determining eligibility, the number of shares to be granted under the options and the terms of such grants. Mr. Dauman recuses himself from all matters relating to stock option grants to directors and executive officers of the Company who are subject to the provisions of Section 16 of the Exchange Act. Such matters are administered solely by the non-employee directors who are members of the Compensation Committee.

General

     The Company's executive compensation policies relating to executive officers have been designed to provide a total compensation program that will attract, retain and motivate superior executive personnel while integrating such compensation with Company performance and shareholder interests. The Company's compensation program for executive officers has three principal components: annual base salary, annual incentive bonuses and stock option grants. Under this program, a portion of an executive's compensation, in both the short term and the long term, is linked to the Company's performance. In addition, each of the Company's employees including its executive officers is permitted, when eligible, to participate in the Company's 401(k) Savings Plan by making voluntary contributions to his or her account. The Company contributes to individual employee accounts based upon the amount of the employee's contributions. In addition, at the Company's discretion, the Company may annually make a discretionary contribution to the plan in such amount as may be determined, from time to time, by the Board of Directors, of the total compensation (subject to a maximum of $160,000 of such compensation) paid to participants in such plan, which amount is distributed ratably to participants' individual accounts based on the participants' base salaries.

Base Salary

     Annual salaries are established after a review of industry, peer group and national surveys of total compensation packages, as well as evaluation of the individual executive's past and expected future performance. Annual salary levels are generally targeted to, and in 1996 corresponded to, the lower end of the range of salaries paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies in the entertainment industry. In establishing salary levels against such range, the competitiveness of the executive's entire compensation package is considered. Certain executive officers are employed pursuant to employment agreements which fix their base salary.

Annual Incentive Bonuses

     The Company's executive officers are eligible to receive annual incentive bonuses. In approving such bonuses, consideration is given to the operating results of the Company as a whole, the performance of the individual executive's division and the contributions made by the individual during the course of the year. The Company accords approximately equal weight to each of these three factors. The Company does not have specific performance criteria which are utilized to determine the amount of annual bonuses which may be granted. Rather, the evaluation is conducted from a more generalized consideration of each of the three factors with a view towards rewarding outstanding performance and encouraging executives to contribute to the overall success of their operating division and the Company as a whole. Incentive bonuses were paid to executive officers in February 1997 in respect of services performed in 1996.

Stock Options

     Stock options represent an important part of the Company's compensation program. The Committee believes that the Company's shareholders' interests are well served by aligning the Company's senior executives interests with those of the shareholders through the grant of stock options. Options under the Company's 1994 Stock Option Plan have been granted at exercise prices equal to the fair market value of the Common Stock on the date of the grant, and will only have value if the Company's stock price increases. Options granted subsequent to July 1993 generally become exercisable at the rate of 25% per year and executives generally must be employed for the options to vest. In this manner, the options provide an incentive for rebuilding shareholder value over the long term since the full benefit of the options can only be realized if the price of the Company's stock appreciates over a number years. The Compensation Committee believes that these features provide the optionee with substantial incentives to maximize the Company's long term success. Grants of stock options generally are based upon the executive's position with the Company and an evaluation of the executive's past and expected future performance, without regard to the executive's stock ownership or grants made to the executive in prior years. The number of shares subject to a stock option grant is generally determined by dividing a multiple of the executive's base salary by the market price of the Common Stock on the date of the grant.

Compensation of the President and Principal Executive Officer

     From April 1993 through March 1996, Steven R. Berrard acted as President and Chief Executive Officer of the Company pursuant to a Loan Out Agreement between Blockbuster Entertainment Group ("BEG") and the Company. The Company did not pay any compensation directly to Mr. Berrard. Pursuant to the terms of the Loan Out Agreement with BEG, the Company is required to reimburse BEG $150,000 for Mr. Berrard's services as Chief Executive Officer during 1996.

     From March 1996 through August 1996, Peter H. Bachmann, Executive Vice President, Office of the President, and Thomas P. Carson, Executive Vice President, Office of the President, Chief Financial Officer and Treasurer, acted as Co-Principal Executive Officers of the Company. Since Mr. Carson's resignation in August 1996, Mr. Bachmann has acted as the sole Principal Executive Officer of the Company.

     Messrs. Bachmann and Carson each received an annual salary of $492,308 during 1996 pursuant to the terms of their respective employment agreements with the Company. These salary levels were fixed in 1994 and reflect the Board of Directors' assessment of the base compensation level which would be necessary to attract and retain experienced executives in the entertainment industry who had the requisite qualifications to manage a business enterprise of the Company's size. (See "Employment Contracts.")

     The employment contracts provide that Messrs. Bachmann and Carson are entitled to receive bonuses of up to 35% of their annual base salary based upon their individual performance and the performance of the Company. Messrs. Bachmann and Carson received bonuses of $175,000 and $192,500, respectively, in respect of services performed in 1996.

     In September 1996, the Compensation Committee granted Mr. Bachmann options to acquire 125,000 shares (the "1995 Options") and, subject to shareholder approval of Proposal No. 2 in this Proxy Statement, options to acquire an additional 125,000 shares (the "1996 Options"). Both the 1995 Options and the 1996 Options are exercisable at $7.25 per share. The 1995 Options vest in annual increments of 31,250 shares commencing January 1, 1997; the 1996 Options will vest in annual increments of 31,250 shares commencing January 1, 1998. Prior to the foregoing grants, Mr. Bachmann had not received any grants of options from the Company since December 1994. The Compensation Committee approved the option grants to Mr. Bachmann in light of the additional responsibilities he has assumed as the

Company's sole Principal Executive Officer. Moreover, during his tenure the Company recently negotiated a significant new television licensing agreement with the KirchGroup, negotiated the renewal of Mr. Spelling's employment agreement and launched a number of successful television shows. In light of the foregoing and the importance which the Compensation Committee attaches to retaining Mr. Bachmann's services, it believes a significant grant of stock options is an appropriate form of compensation to incentivize Mr. Bachmann and align his interests with those of the Company's shareholders.

Deductibility of Executive Compensation

     The Omnibus Budget Reconciliation Act of 1993 added a provision to the Internal Revenue Code limiting to $1,000,000 the deductibility of compensation (including stock-based compensation, such as stock options) paid to certain executives by public companies. The tax law change includes an exclusion for "performance-based" compensation, provided such compensation meets certain requirements, including outside director and shareholder approval of the performance goals. The Company will continue to consider the deductibility of compensation payments when establishing its compensation practices and programs.

     The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.


                                             The Compensation Committee
                                                   Philippe P. Dauman
                                             J. Brian McGrath (Chairman)
                                                   John L. Muething


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Dauman, McGrath (Chairman) and Muething were elected members of the Company's Compensation Committee in November 1994. Since November 1994, Mr. Dauman, an executive officer and Director of Viacom, has served as a member of the Company's Compensation Committee. For further information regarding certain relationships of Mr. Dauman see "Election of Directors" and "Report of the Compensation Committee on Executive Compensation."

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return on investment (based on change in year end stock price and assuming reinvestment of all dividends) assuming a $100 investment in the Common Stock of the Company, the Standard & Poor's 500 Stock Index and an index of peer companies selected by the Company (the "Peer Group Index") for the five year period commencing January 1, 1992 and ending December 31, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG SPELLING ENTERTAIN GROUP, PEER GROUP, AND BOARD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           SPELLING        PEER           BOARD
(Fiscal Year Covered)        ENTERTAIN       GROUP          MARKET
-------------------          ----------     ---------     ----------
Measurement Pt-  1991        $100           $100         $100
FYE   1992                   $ 75.50        $182.94      $107.64
FYE   1993                   $122.21        $294.27      $118.50
FYE   1994                   $132.14        $194.64      $120.06
FYE   1995                   $153.65        $205.61      $165.18
FYE   1996                   $ 90.66        $145.83      $203.11



The Peer Group Index consists of the common stock of Acclaim Entertainment, Cinergi Pictures, Dick Clark Productions, Electronics Arts, Inc., King World Productions, Kushner-Locke Company, LIVE Entertainment, Marvel Entertainment and Trimark Holding, Inc. The Peer Group Index used in the Company's 1996 Proxy Statement (the "1996 Index") consisted of the above companies (except for Cinergi Pictures, LIVE Entertainment and Marvel Entertainment) and Savoy Pictures Entertainment, Samuel Goldwyn Company and New World Communications Group, Inc.

     Companies from the 1996 Index which continue to be publicly traded are Acclaim Entertainment, Dick Clark Productions, Electronic Arts, Inc., King World Productions, Kushner-Locke Company and Trimark Holding, Inc. If those companies comprised the current peer group index, then the levels for that index, instead of those reflected in the chart above, would have been as follows: 1991, $100; 1992, $183; 1993, $294; 1994, $195; 1995, 206; and 1996
$146.

CERTAIN TRANSACTIONS

     In this section, references to Blockbuster are to Blockbuster Entertainment Corporation ("BEC") and its subsidiaries for the period ending September 29, 1994 and to BEG and its subsidiaries thereafter. References in this section to Viacom are to Viacom Inc. and its subsidiaries.

     On July 30, 1994, the Company and Blockbuster entered into an exchange agreement (the "Exchange Agreement") and consummated the transactions contemplated thereby (the "Acquisition"). Pursuant to the Exchange Agreement, Blockbuster delivered to the Company 8,686,984 ordinary shares (the "Ordinary Shares") of Virgin Interactive Entertainment Limited ("VIEL") and an option to acquire 550,000 Ordinary Shares of VIEL (collectively, the "VIE Interests") in exchange for 22,015,062 shares of the Company's Common Stock. Blockbuster had acquired a majority of the VIE Interests from third parties on July 29, 1994. As a result of the Acquisition, the Company acquired approximately 91% of VIEL's Ordinary Shares.

     In connection with the Acquisition, the Company also entered into put- and call-option agreements with Blockbuster with respect to the Ordinary Shares of VIEL not owned by the Company. Under these agreements, the Company may acquire, or be required by Blockbuster to purchase, these shares from Blockbuster at an agreed-upon price. At the option of the Company, such purchase price may be paid to Blockbuster in cash or shares of the Company's Common Stock. On June 8, 1995, Blockbuster acquired the remaining Ordinary Shares of VIEL not owned by the Company for approximately $22,973,000 plus other costs associated with the transaction. Blockbuster and the Company have executed amendments to extend the put- and call-option agreements through May 2, 1997.

     In January 1994, the Company entered into a three-year credit agreement with Blockbuster. As a result of the merger of Blockbuster with and into Viacom, Viacom succeeded to Blockbuster's position under the credit agreement (the "Viacom Facility"). This agreement was amended and restated in January 1995 to reflect certain amendments to the facility which were effective as of December 7, 1994, including a $25,000,000 increase in the amount available under the facility. In November 1995, the Viacom Facility was again amended to provide a $40,000,000 increase in the amount available. The Viacom Facility, as amended, provides for (i) a term loan of $100,000,000 which funded the Company's merger with Republic Entertainment Inc., a wholly-owned subsidiary of the Company ("Republic") and (ii) a revolving credit facility of $140,000,000 to fund the Company's working capital and other requirements. On September 30, 1996, the Company and Viacom executed a credit agreement (the "Viacom Credit Agreement"), which replaced the Viacom Facility. The Viacom Credit Agreement provides for
(i) a term loan of $200,000,000 and (ii) a revolving credit facility of $155,000,000 to fund the Company's working capital and other requirements. All outstanding borrowings under the Viacom Credit Agreement mature on December 31, 1998. Under the Viacom Credit Agreement, the Company pays an annual fee (currently 0.375%) based on the unused portion of the facility, as well as certain facility and administration fees. Effective October 1, 1996, interest on all outstanding borrowings is payable, at the Company's option, at LIBOR plus a spread based on a sliding scale with regard to the Company's leverage ratio, as defined (currently 2.5%) or at Citibank N.A.'s base rate. Borrowings under the Viacom Credit Agreement are secured by all of the assets of the Company and its domestic subsidiaries, and the entire amount outstanding under the Viacom Credit Agreement may be accelerated if Viacom's borrowings under its separate credit facilities were to be accelerated. Borrowings under the Viacom Credit Agreement may be accelerated in the event of a change in control of the Company, as defined in the Viacom Credit Agreement.

     On December 23, 1993, a wholly-owned subsidiary of VIEL established a multi-currency credit agreement with a bank in the U.S. (the "Credit Agreement"). The Credit Agreement initially provided for maximum borrowings of $15,000,000, subject to a borrowing base test. Following the Acquisition, the amount of borrowings allowable under the Credit Agreement was increased to $75,000,000, and the borrowing base test and other ratio tests were eliminated, based on the guarantee of all borrowings under the Credit Agreement by Blockbuster. During 1995, the borrowings allowable under the Credit Agreement were increased to $100,000,000 and in 1996, the term was extended to March

31, 1998. Interest is payable monthly at the bank's reference rate or, at the Company's option, certain alternative rates. Additionally, the Company must pay a commitment fee of 0.125% on the unused portion of the available credit.

     A wholly-owned subsidiary of VIE maintains a credit facility in the amount of 10,000,000 pounds sterling with a bank in the United Kingdom (the "UK Facility"). The UK Facility, which expires on April 30, 1997, has been renegotiated on terms more favorable to the subsidiary. The renegotiated UK Facility, which will be an annual facility, will expire on December 31, 1997 and will be guaranteed by Viacom and the Company. Advances under the renegotiated UK Facility will bear interest at the bank's prime rate plus 1% or alternatively, at selected Eurocurrency rates. The Company also provides a rent guarantee for this subsidiary which expires in 2005. This guarantee will be complemented with a Viacom guarantee when the renegotiated UK Facility is in place.

     During the fiscal year ended December 31, 1996, Blockbuster was charged by the Company approximately $2,972,000 for the purchase of prerecorded videocassettes and interactive games in connection with Blockbuster's retailing business. At December 31, 1996, the Company had a net receivable from BEG of approximately $2,431,000 related to these sales. The Company believes that the terms of the sale of this product to Blockbuster were as favorable to the Company as could have been obtained from an unaffiliated party. The Company expects to continue to sell videocassettes and interactive games to Blockbuster upon similar terms in the future.

     In 1996, Blockbuster provided the Company with management services for which the Company was charged an aggregate of $150,000 for services provided to the Company by Steven R. Berrard, the former President and Chief Executive Officer of the Company (see "Executive Compensation"). Mr. Berrard was an executive officer of Blockbuster and was compensated by Blockbuster. The amount of his compensation charged to the Company represents the allocable portion of the base salary attributable to his services provided to the Company through March 1996. At December 31, 1996, the Company had a net payable to Viacom of approximately $2,097,000 with respect to these and other expenses.

     Spelling Television Inc. ("Spelling Television") has an agreement with Tori Spelling, Aaron Spelling's daughter, wherein Spelling Television is granted the exclusive right and property in and to Ms. Spelling's television series services as an actress in regard to the production of "Beverly Hills, 90210" for a five-year aggregate term dating from September 26, 1990. Spelling Television has a right of first negotiation/first refusal to enter into a new contract beyond the five-year aggregate term, and has an agreement for her services for the sixth and seventh year of the series. Ms. Spelling is compensated: per program; for television re-runs, theatrical re-runs, foreign telecasting and supplemental markets; for a portion of the net profits derived from certain merchandising activities; and if Ms. Spelling renders services for commercial announcements. Spelling Television guarantees to employ and compensate or compensate Ms. Spelling for all episodes produced in a season, but in no event for less than 32 episodes. In fiscal year 1996, Ms. Spelling received $1,593,318 pursuant to such agreement.

     Spelling Television has an agreement dated as of January 15, 1996 with Randy Spelling, Aaron Spelling's son, wherein Spelling Television is granted the exclusive right to Randy Spelling's services as an actor in regard to the production of Sunset Beach during the 1996/1997 season, with options to extend the agreement for up to three years. Pursuant to such agreement, Randy Spelling is compensated per episode and for a portion of certain net merchandising receipts, as well as for certain other required payments. In addition, Spelling Television had separate agreements with Randy Spelling wherein he agreed to appear in three episodes of "Beverly Hills, 90210" during the 1996/1997 season and in the pilot and eight episodes of "Malibu Shores." In fiscal year 1996, Randy Spelling received $98,592 pursuant to such agreements.

     Spelling Television has an agreement with Aaron Spelling whereby it pays him producer fees on a per episode or per hour basis on the product produced by Spelling Television, including series, mini-series and movies for television. Pursuant to such agreement, in fiscal year 1996 Mr. Spelling was paid $4,962,500 in producers fees by Spelling Television. The Company believes that the amount of fees paid to Mr. Spelling are equal to or less than fees paid to unaffiliated producers of comparable stature.

     The Company licensed certain entertainment product to MTV Networks and Showtime Networks Inc. ("Showtime"), subsidiaries of Viacom, and certain television stations owned by Viacom. Revenue from sales to MTV Networks and Showtime were $2,177,000 for the year ended December 31, 1996. Receivables related to such sales were $1,648,000 at December 31, 1996. Sales to the television stations consist of both cash and barter contracts. Revenue from cash contracts was $33,000 and the Company has a receivable due from Viacom of $1,825,000 for fiscal year 1996. The Company realized approximately $731,000 in revenue from third party advertisers with respect to the sale of advertising time received under the barter contracts. Additionally, the Company licensed certain entertainment product to Comedy Central and Sci-Fi Channel in which Viacom has equity interests. Revenue from such sales were $392,000 for the year ended December 31, 1996 and the Company had receivables at December 31, 1996 from Sci-Fi Channel of approximately $1,808,000 related to such sales. In connection with certain agreements with Showtime and Viacom Productions Inc., the Company has incurred expenses of approximately $9,766,000 in 1996. In 1996, the Company engaged Showtime to explore business development opportunities for the Company's various cable/programming channels. Pursuant to such arrangement, the Company was charged $130,000.

     VIEL has entered into an agreement with Viacom New Media ("VNM"), a subsidiary of Viacom, to distribute certain of VNM's product in the interactive market. Pursuant to such arrangements, VIEL recognized distribution fee income in the amount of $215,000. Additionally, VIEL has entered into an agreement to provide management services to VNM commencing September 18, 1996.

     Republic entered into an agreement with a subsidiary of BEG for the acquisition and distribution of the film "Open Season." As of December 31, 1996, a net payable of $513,000 is due to BEG in connection with this agreement.

     The Company entered into agreements with Paramount Pictures Corporation ("Paramount") with respect to the domestic distribution of two of the Company's feature film releases, "Night Falls on Manhattan" and "Stephen King's Thinner," in the theatrical, non-theatrical and pay television markets. Additionally, the Company has partnered with Paramount in the production or funding of two additional feature films, "In & Out" and "Breakdown," in which the Company will own the international distribution rights. Pursuant to such arrangements, the Company incurred distribution fees in the amount of $1,280,000 for the release of "Stephen King's Thinner" in 1996.

     In the ordinary course of business, the Company has and expects to continue to do business with Viacom and its affiliates, including Blockbuster, Showtime, Nickelodeon and Paramount.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has engaged the accounting firm of Price Waterhouse LLP as its independent accountants for the fiscal year ending December 31, 1997. This engagement was authorized by the Company's Board of Directors upon the recommendation of the Board's Audit Committee. The determination of the Company to select Price Waterhouse was made in order to enable the Company to better coordinate financial reporting matters with Viacom, its majority shareholder; Price Waterhouse LLP serves as independent accountants to Viacom.

     Representatives of Price Waterhouse LLP are expected to be present at the 1997 Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     The Company is enclosing its financial report on Form 10-K for the year ended December 31, 1996. Shareholders are referred to the report on Form 10-K for financial and other information about the Company, but such report is not incorporated into this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY SHAREHOLDERS

     Any proposals by shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company no later than December 1, 1997.


                                 OTHER MATTERS

     You are again urged to attend the Annual Meeting at which time management of the Company will present a review of the Company's operations. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of stock held of record by them. The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

     The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                                         By Order of the Board of Directors



                                         SALLY SUCHIL
                                          Secretary

                                    EXHIBIT A


                       SPELLING ENTERTAINMENT GROUP INC.
                             1994 STOCK OPTION PLAN



     The Spelling Entertainment Group Inc. 1994 Stock Option Plan, originally effective as of February 15, 1994, is amended and restated in its entirety, effective September 1, 1996, as follows:

     1. Statement of Purpose. The purpose of this Stock Option Plan (the "Plan") is to benefit Spelling Entertainment Group Inc., a Delaware corporation (the "Company"), and its subsidiaries through the maintenance and development of their respective businesses by offering certain present and future key employees, directors and independent contractors of the Company and its subsidiaries a favorable opportunity to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company or its subsidiaries.

     2. Administration. The Plan shall be administered by the Board of Directors or in its discretion by a committee ("Committee"), comprised of not less than two non-employee directors appointed by the Board of Directors. Only non-employee directors (as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("1934 Act")) shall be eligible to serve on the Committee. The Board of Directors may, from time to time, at its sole discretion, remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such time and place as it determines advisable. A majority of the Committee shall constitute the quorum; and the acts of a majority of the members present at any meeting, or acts reduced to and approved in writing by a majority of the Committee, shall be valid acts of the Committee. With the exception of option grants to members of the Committee which shall be made and administered exclusively by the Board of Directors pursuant to the express terms and conditions of the Plan, the Board of Directors (or the Committee, if applicable) shall have the sole power to grant options pursuant to the Plan, including the determination of the persons to whom options shall be granted, the times when they shall receive them, the option price of each option, and the number of shares to be subject to each option. All such actions by the Board of Directors (or the Committee, if applicable), with respect to officers and directors of the Company and its subsidiaries, shall be evidenced by written documentation properly executed on its behalf.

     3. Eligibility. Options shall be granted only to key employees, directors and independent contractors of the Company and its subsidiaries (including non-employee directors of the Company) selected initially and from time to time by the Board of Directors (or the Committee, if applicable).

     4. Granting of Options. The Board of Directors (or the Committee, if applicable) may grant options under which a total of not in excess of 4,500,000 shares of the $.001 par value common stock of the Company ("Common Stock") may be purchased from the Company, subject to adjustment as provided in Section 10; provided that the Board of Directors (or the Committee, if applicable) may not grant to any individual options to purchase more than 1,215,000 shares of Common Stock or more than 27% of the total number of options to purchase shares of Common Stock granted under the Plan. Options granted under the Plan are intended not to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     In the event that an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of Common Stock.

     Nothing contained in the Plan or in any option granted pursuant thereto shall confer upon any optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or interfere in any way with the right of the Company or its subsidiaries to terminate his/her employment at any time.

     5. Option Price. The option price shall be determined by the Board of Directors (or the Committee, if applicable) and, subject to the provisions of
Section 10 hereof, shall be not less than 50% of the fair market value, at the time the option is granted, of the shares of Common Stock subject to the option. The fair market value per share of Common Stock shall be determined by the Board of Directors (or the Committee, if applicable) in accordance with the following provisions:

          A. If the Common Stock is listed or admitted to trading on a national stock exchange or the NASDAQ National Market (collectively, the "Exchange(s)"), then the fair market value shall be the closing selling price per share on the date in question on the Exchange determined by the Board of Directors (or the Committee, if applicable) to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such Exchange. If there is no reported sale of Common Stock on such Exchange on the date in question, then the fair market value shall be the closing selling price on the Exchange on the last preceding date for which such quotation exists.

          B. If the Common Stock is not at the time listed or admitted to trading on an Exchange but is traded on the NASDAQ Small Cap Market, the fair market value shall be the selling price per share for the last trade on the last preceding trading date, as such price is reported in the Wall Street Journal.

          C. If the Common Stock is not at the time listed or admitted to trading on any Exchange and is not traded on the NASDAQ Small Cap Market, the fair market value on the date in question shall be determined in good faith by the Board of Directors (or the Committee, if applicable).

     6. Duration of Options, Increments and Extensions. Subject to the provisions of Section 8 hereof, each option shall be for such term of not less than five years nor more than ten years, as shall be determined by the Board of Directors (or the Committee, if applicable). Each option shall become exercisable with respect to 25% of the total number of shares subject to the option twelve months after the date of its grant and with respect to each additional 25% at the end of each twelve-month period thereafter during the succeeding three years. Notwithstanding the foregoing, the Board of Directors (or the Committee, if applicable) may in its discretion (i) specifically provide for another time or times of exercise; (ii) accelerate the exercisability of any option subject to such terms and conditions as the Board of Directors (or the Committee, if applicable) deems necessary and appropriate; or (iii) at any time prior to the expiration or termination of any option previously granted, extend the term of any option (including such options held by officers or directors) for such additional period as the Board of Directors (or the Committee, if applicable) in its discretion shall determine. In no event, however, shall the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, exceed ten years. Subject to the foregoing, all or any part of the shares to which the right to purchase has accrued may be purchased at the time of such accrual or at any time or times thereafter during the option period.

     7. Exercise of Option. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full option price for the shares to be purchased, subject to applicable provisions of Delaware law, either in cash or by check or, if so approved by the Board of Directors (or the Committee, if applicable), in such other manner as determined by the Board of Directors (or the Committee, if applicable) in order to facilitate the exercise of the option, including, but not limited to, by shares of Common Stock or through a broker-dealer sale and remittance procedure pursuant to which the optionee (a) shall provide irrevocable written instructions to a brokerage firm selected by the optionee to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company in connection with such purchase and (b) shall provide written directives to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

     Directors and officers who fall within the definition of "officer" under Rule 16a-1(f) promulgated under the 1934 Act shall deliver to the Corporate Secretary of the Company an executed notice of his/her intention to sell shares of Common Stock acquired upon exercise, in whole or in part, of an option granted hereunder. Such notice, in which there is specified the number of shares which are to be sold and the date such shares were acquired, shall be provided at least one full business day in advance of the proposed date of sale.

     Each option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issue or purchase of shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     At the time of the exercise of any option the Board of Directors (or the Committee, if applicable) may require, as a condition of the exercise of such option, the optionee to (x) pay the Company an amount equal to the amount of tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such option by the optionee or (y) make such other arrangements with the Company which would enable the Company to pay such withholding tax, including, without limitation, holding back a number of shares issuable upon exercise of the option equal to the amount of such withholding tax, or (z) a combination of the foregoing.

     8. Termination of Relationship-Exercise Thereafter. In the event the employment or consultative relationship between the Company and a director, officer, employee or independent consultant who is an optionee is terminated for any reason other than death or permanent and total disability, such optionee's option shall cease vesting at termination date and all rights to purchase shares pursuant thereto shall expire sixty days from the optionee's termination of employment or relationship with the Company, but in no event after the expiration date of the option. The Board of Directors (or the Committee, if applicable) may, in its sole discretion, permit any option to remain exercisable (with continued vesting or not) for an additional period after such termination as the Board of Directors (or the Committee, if applicable) may prescribe, but in no event after the expiration date of the option. Temporary absence from employment because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment.

     In the event of termination of said employment or consultative relationship because of death or permanent and total disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended), the option may be exercised in full, without regard to any installments established under Section 6 hereof, by the optionee or, if he/she is not living, by his/her heirs, legatees or legal representative (as the case may be) during its specified term prior to three years after the date of death or permanent and total disability, or such longer period as the Board of Directors (or the Committee, if applicable) may prescribe, but in no event after the expiration date of the option.

     9. Non-Transferability of Options. During the lifetime of the optionee, options shall be exercisable only by the optionee, and options shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     10. Adjustment. The number of shares subject to the Plan and to options granted under the Plan shall be adjusted as follows: (a) in the event that the outstanding shares of Common Stock of the Company is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted hereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis as determined by the Board of Directors (or the Committee, if applicable), for each share of Common Stock then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities to which the holders of shares of Common Stock of the Company will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Company, the Board of Directors (or the Committee, if applicable) shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan, whether or not then subject to outstanding options. In the event of any such adjustment the purchase price per share shall be proportionately adjusted.

     11. Acceleration of Vesting. The Board of Directors (or the Committee), in its discretion, has the right to accelerate unvested options in connection with (i) any tender offer for a majority of the outstanding shares of Common Stock by any person or entity; (ii) any proposed sale or conveyance of all or substantially all of the property and assets of the Company; (iii) any proposed consolidation or merger of the Company with or into any other corporation, unless the Company is the surviving corporation; or (iv) the Company entering into a "going private" transaction (as defined in Rule 13e-3 of the 1934 Act). In the case of such accelerated vesting, the Company shall give written notice to the holder of any option that such option may be exercised even though the option or a portion thereof would not otherwise have been exercisable had the foregoing event not occurred. In such event, the Company shall permit the holder of any option to exercise during the time period specified in the Company's notice, which period shall not be less than ten days following the date of notice. Upon consummation of the "going private" transaction, tender offer or proposed sale, conveyance, consolidation or merger to which such notice shall relate, all rights under said option which shall not have been so exercised shall terminate unless the agreement governing the transaction shall provide otherwise.

     12. No Impairment of Rights. Nothing contained in the Plan or any option granted pursuant to the Plan shall confer upon any optionee any right to be continued in the employment of, or consultative service with, the Company or any subsidiary of the Company or interfere in any way with the right of the Company or its subsidiaries to terminate such employment and/or to remove any optionee who is a non-employee director or independent contractor from service with the Company at any time in accordance with the provisions of applicable law.

     13. Amendment of Plan. The Board of Directors of the Company may amend or discontinue the Plan at any time. However, no such amendments or discontinuance shall be made without the requisite stockholder approval of the stockholders of the Company if stockholder approval is required by the Exchange on which the Common Stock is listed or as a condition to the Plan continuing to comply with the provisions of Section 162(m) of the Code.

     14. Indemnification of Board of Directors (or Committee, if applicable). In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Board of Directors (or the Committee, if applicable) shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as of which it shall be adjudged in such action, suit or proceeding that such Board of Director (or Committee, if applicable) member is liable for negligence or misconduct in the performance of his duties; provided that within sixty days after institution of any such action, suit or proceeding a Board of Director (or Committee, if applicable) member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

     15. Effective Date. On February 15, 1994 this Plan was adopted and authorized by the Board of Directors of the Company and approved by the stockholders of the Company on May 18, 1994. This Plan shall be deemed to have become originally effective on February 15, 1994.

--------------------------------------------------------------------------------
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN           PLEASE MARK
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.   YOUR VOTES AS [X]
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE    INDICATED IN
ELECTION OF ALL NOMINEES.                                    THIS EXAMPLE



1. ELECTION OF DIRECTORS

   FOR all nominees              WITHHOLD
   listed to the right           AUTHORITY
(except as marked to the    to vote for all nominees
     contrary)                listed to the right

         [_]                         [_]

                               Instructions: To withhold authority for an individual nominee draw a line through his name.

                               Nominees: Sumner M. Redstone, Aaron Spelling, Philippe P. Dauman, Thomas E. Dooley and John L. Muething.

                               A vote FOR all nominees is recommended by the Board of Directors.

2. To consider and vote upon   3. In their discretion, on such other business
   a proposal to increase the     as may properly come before the meeting.
   shares subject to the 1994
   Stock Option Plan.

      FOR   AGAINST   ABSTAIN             FOR   AGAINST   ABSTAIN
      [_]     [_]       [_]               [_]     [_]       [_]


                                   I WILL ATTEND THE MEETING  [_]

                            Please sign this proxy exactly as your name appears below. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or in another representative capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                            Dated                                     , 1997
                                 -------------------------------------


                            -----------------------------------------------
                                                (Signature)


                            -----------------------------------------------
                                         (Signature, if held jointly)


                            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --

                       SPELLING ENTERTAINMENT GROUP INC.
            5700 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90036

                                     PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Peter H. Bachmann and William P. Clark and each of them, proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Spelling Entertainment Group Inc. at the Annual Meeting of Shareholders to be held at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Champagne Room, Beverly Hills, California, on May 21, 1997 at 11:30 a.m., Pacific Time, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AND VOTE FOR PROPOSAL NO. 2, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote of the Election of Directors may be indicated on the reverse side of this card. Nominees are Sumner M. Redstone, Aaron Spelling, Philippe P. Dauman, Thomas E. Dooley and John L. Muething.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                (Continued and to be signed on the other side)

                             FOLD AND DETACH HERE